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                                                                  EXHIBIT 99.1

                        DAMES & MOORE GROUP DECLARES DIVIDEND
                   DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS



          Los Angeles, California, March 14, 1997 -- The Board of Directors of Dames & Moore Group today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Dames & Moore Group common stock. Each Right will entitle stockholders to buy one two-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the company at an exercise price of $65. The rights will be exercisable if a person or group acquires 15% or more of the company's common stock or announces a tender offer for 15% or more of the common stock. The Dames & Moore Group Board will be entitled to redeem the rights at $0.01 per right at any time before the tenth day after a person has acquired 15% or more of the outstanding common stock.

          The rights are not being distributed in response to any specific effort to acquire control of the company. The rights are designed to assure that all Dames & Moore Group stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Dames & Moore Group without paying all stockholders a control premium.

          If a person acquires 15% or more of the outstanding common stock of Dames & Moore Group, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of common shares of Dames &
Moore Group having a market value at that time of twice the right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Dames & Moore Group is


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acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

          "The rights are intended to enable all Dames & Moore Group stockholders to realize the long-term value of their investment in the company. They do not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board of Directors prior to attempting a takeover. Over 1,500 other public companies have adopted rights plans in recent years," said Arthur C. Darrow, President and Chief Executive Officer of Dames & Moore Group.

          The dividend distribution will be payable to stockholders of record on March 28, 1997. The rights will expire in 10 years. The rights distribution is not taxable to stockholders.


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